Exhibit 99.3

Pro Forma Financial Information

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS OF BLUE COAT SYSTEMS, INC. AND PACKETEER, INC.

The unaudited pro forma condensed combined statement of operations for the year ended April 30, 2008 and the unaudited pro forma condensed combined balance sheet as of April 30, 2008, are based on the historical financial statements of Blue Coat Systems, Inc. (“Blue Coat” or the “Company”) and Packeteer, Inc. (“Packeteer”), after giving effect to the acquisition of Packeteer on June 6, 2008, the issuance of warrants and convertible notes, the proceeds of which were used to finance a portion of the Packeteer acquisition (the “Issuance”), and the assumptions, reclassifications and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined balance sheet as of April 30, 2008 is presented as if the acquisition of Packeteer and Issuance had occurred on April 30, 2008. The Blue Coat condensed combined balance sheet information included therein was derived from its audited April 30, 2008 balance sheet. The Packeteer balance sheet information included therein was derived from its unaudited condensed March 31, 2008 balance sheet. See Note 3 for a description of the Issuance.

The unaudited pro forma condensed combined statements of operations for the year ended April 30, 2008 is presented as if the Packeteer acquisition and the Issuance had occurred on May 1, 2007 and were carried forward through the aforementioned period. The Blue Coat condensed combined statement of operations information included therein was derived from its audited April 30, 2008 statements of operations. The Packeteer historical statement of operations information included therein was derived by combining its statement of operations for the year ended December 31, 2007 with the statement of operations for the three months ended March 31, 2008 and deducting the statement of operations for the three months ended March 31, 2007.

The allocation of the purchase price used in the unaudited pro forma condensed combined financial statements is based upon preliminary estimates and assumptions. These estimates and assumptions could change significantly during the purchase price allocation period as the Company finalizes its valuations of the net tangible assets and intangible assets. Any change could result in material variances between our future financial results and the amounts presented in these unaudited condensed combined financial statements, including variances in fair values recorded, as well as expenses and cash flows associated with these items.

The unaudited pro forma condensed combined financial statements are prepared for illustrative purposes only and are not necessarily indicative of or intended to represent the results that would have been achieved had the transaction been consummated as of the dates indicated or that may be achieved in the future. The unaudited pro forma condensed combined financial statements do not reflect any operating efficiencies and associated cost savings that we may achieve with respect to the combined companies.

The unaudited pro forma condensed combined financial statements should be read in conjunction with (i) the historical financial statements of Blue Coat included in Blue Coat’s Annual Report on Form 10-K for the year ended April 30, 2008, (ii) the historical consolidated financial statements of Packeteer incorporated by reference in this Form 8-K/A from Packeteer’s Annual Report on Form 10-K for the year ended December 31, 2007 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 and (iii) other information pertaining to Blue Coat and Packeteer contained in those reports.

BLUE COAT SYSTEMS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

April 30, 2008

(amounts in thousands)

	Historical As of
	April 30, 2008	March 31, 2008
	Blue Coat	Packeteer (Note 1)	Pro Forma Adjustments (Note 4)		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$160,974	$32,887	$(159,113	) A	$34,748
Short-term investments	1,204	34,724	(550	) B	35,378
Accounts receivable, net	59,056	25,887	(938	) C	84,005
Inventories	262	6,587	15,829	D	22,678
Prepaid expenses and other current assets	7,163	4,432	187	E, F	11,782
Deferred income tax asset, current	7,294	2,026	(921	) U	8,399

Total current assets	235,953	106,543	(145,506)		196,990

Property and equipment, net	14,975	4,989	(1,183	) G	18,781
Restricted cash	861	—	—		861
Goodwill	92,243	67,001	82,235	H	241,479
Identifiable intangible assets, net	5,010	6,307	49,093	I	60,410
Other assets	1,767	758	—		2,525
Non-current deferred income tax asset	11,867	21,066	(27,293	) U	5,640
Long-term investments	—	8,688	—		8,688
Investment in Packeteer	25,092	—	(25,092	) J	—

Total assets	$387,768	$215,352	$(67,746)		$535,374

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$18,695	2,426	—		$21,121
Accrued payroll and related benefits	16,464	8,060	(250	) K	24,274
Deferred revenue	68,242	26,734	(13,180	) L	81,796
Accrued restructuring reserve	—	—	13,534	M	13,534
Income tax payable	—	1,222	—		1,222
Other accrued liabilities	8,991	4,791	11,365	N	25,147

Total current liabilities	112,392	43,233	11,469		167,094

Convertible senior notes due 2013	—	—	75,945	O	75,945

Deferred rent, less current portion	1,349	724	(99	) V	1,974
Deferred revenue, less current portion	21,318	6,648	(3,277	) L	24,689
Income tax payable, less current portion	—	4,180	—		4,180
Non-current deferred income tax liability	—	—	97	U	97
Other non-current liabilities	1,248	—	—		1,248

Total liabilities	136,307	54,785	84,135		275,227
Total stockholders’ equity	251,461	160,567	(151,881	) P	260,147

Total liabilities and stockholders’ equity	$387,768	$215,352	$(67,746)		$535,374

See accompanying notes to unaudited pro forma condensed combined financial statements.

BLUE COAT SYSTEMS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED APRIL 30, 2008

(amounts in thousands, except per share amounts)

	Historical		Pro Forma Adjustments (Note 4)		Pro Forma Combined
	Twelve Months Ended
	April 30, 2008	March 31, 2008
	Blue Coat	Packeteer (Note 1)
Net revenue:
Product	$233,858	$96,623	$—		$330,481
Service	71,581	48,399	—		119,980

Total net revenue	305,439	145,022	—		450,461
Cost of revenue:
Product	48,056	30,488	1,390	Q, I	79,934
Service	23,389	14,016	(164	) Q	37,241

Total cost of revenue	71,445	44,504	1,226		117,175

Gross profit	233,994	100,518	(1,226)		333,286

Operating expenses:
Research and development	51,587	37,187	(1,490	) Q	87,284
Sales and marketing	128,927	64,447	(1,289	) Q	192,085
General and administrative	27,909	17,453	(2,137	) Q, S	43,225
Amortization of intangible assets	450	1,268	5,732	I	7,450

Total operating expenses	208,873	120,355	816		330,044

Operating income (loss)	25,121	(19,837)	(2,042)		3,242
Interest income (expense)	5,870	3,405	(878	) R	8,397
Other income (expense)	(461)	(216)	—		(677)

Income (loss) before income taxes	30,530	(16,648)	(2,920)		10,962
Provision (benefits) for income taxes	(2,038)	6,044	(876	) T	3,130

Net income (loss)	$32,568	(22,692)	(2,044)		7,832

Net income per common share:
Basic	$0.93	$0.63		(Note 5)	$0.22

Diluted	$0.82	$0.63		(Note 5)	$0.20

Weighted average shares used in computing net income per common share:
Basic	35,179			(Note 5)	39,418

Diluted	39,659			(Note 5)	44,189

See accompanying notes to unaudited pro forma condensed combined financial statements.

Note 1. Basis of Pro Forma Presentation

The unaudited pro forma condensed combined statement of operations for the year ended April 30, 2008 and the unaudited pro forma condensed combined balance sheet as of April 30, 2008, are based on the historical financial statements of Blue Coat and Packeteer, after giving effect to the acquisition of Packeteer on June 6, 2008, the issuance of warrants and convertible notes on June 2, 2008, the proceeds of which were used to finance a portion of the Packeteer acquisition, and the assumptions, reclassifications and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements.

The Company accounts for business combinations pursuant to Financial Accounting Standards Board Statement No. 141, Business Combinations. In accordance with Statement 141, the purchase price of an acquired company is allocated to the net tangible assets and intangible assets based upon their estimated fair values. Significant assumptions and estimates have been made in determining the purchase price and the allocation of the purchase price in the unaudited pro forma condensed combined financial statements. These preliminary estimates and assumptions are subject to change during the purchase price allocation period as the Company finalizes its valuations of the net tangible assets and intangible assets.

Accounting Periods Presented

Packeteer’s last fiscal year ended on December 31, 2007 and, for purposes of these unaudited pro forma condensed combined financial statements, its historical results have been aligned more closely to conform to Blue Coat’s April 30, 2008 fiscal year end as explained below.

The unaudited pro forma condensed combined balance sheet as of April 30, 2008 is presented as if the Packeteer acquisition had occurred on April 30, 2008, and due to the different fiscal period end dates of the two entities, combines the historical balance sheet of Blue Coat at April 30, 2008 and the historical balance sheet of Packeteer at March 31, 2008.

Due to the different fiscal year-end dates, the unaudited pro forma statement of operations of Blue Coat and Packeteer for the year ended April 30, 2008 combines the historical results of Blue Coat for the year ended April 30, 2008 and the historical results of Packeteer for the twelve months ended March 31, 2008. The historical results of Packeteer for the year ended March 31, 2008 were derived by starting with the historical results of operations of Packeteer for the year ended December 31, 2007, adding Packeteer’s results of operations for the three months ended March 31, 2008 and subtracting Packeteer’s results of operations for the three months ended March 31, 2007.

Reclassifications

The following reclassifications have been made to the presentation of Packeteer’s historical balance sheet in order to conform to Blue Coat’s presentation:

•	Other accrued liabilities, which included accruals for channel sales incentives of $1.8 million, were reclassified to accounts receivable as of March 31, 2008;

•	Deferred cost of revenues of $0.3 million, which was included in Inventory, was reclassified to deferred revenue as of March 31, 2008;

•	Deferred rent and other of $4.2 million was reclassified as Income tax payable, less current portion; and

•	Prepaid and other current assets of $2.0 million were reclassified to deferred income tax asset, current.

The following reclassifications have been made to the presentation of Packeteer’s historical statements of operations in order to conform to Blue Coat’s presentation:

•	Sales and marketing expenses, which included marketing development expenses of $1.9 million, were reclassified as a reduction in product revenue.

Note 2. Purchase Price Allocation

The Company completed its acquisition of Packeteer, a provider of WAN optimization and WAN traffic prioritization technologies, on June 6, 2008, by means of a merger of the Company’s wholly-owned subsidiary with and into Packeteer, such that Packeteer became a wholly owned subsidiary of Blue Coat. The Company acquired Packeteer, among other reasons, to enrich existing Blue Coat application intelligence technology and accelerate its ability to offer a comprehensive platform to address the application delivery and security challenges confronting today’s distributed enterprises.

The estimated purchase price and purchase price allocation for Packeteer, as presented below, represent the Company’s best estimates as of the date hereof.

Preliminary Purchase Price

The total purchase price was $276,158,000, including estimated fair values of vested Packeteer stock options assumed by the Company as well as direct transaction costs, and was comprised of (in thousands):

Cash to acquire all outstanding shares at $7.10 per share	$263,871
Fair Value of vested Packeteer stock options assumed	4,631
Direct transaction costs	7,656

Total purchase price	$276,158

As of June 6, 2008, Packeteer had 2,644,294 stock awards outstanding, consisting of stock options for 2,342,464 shares of common stock and restricted stock units for 301,830 shares of common stock. In accordance with the Agreement and Plan of Merger dated April 20, 2008, the conversion ratio of the number of shares issuable for each stock award assumed was based upon a conversion ratio of 0.3850, which was calculated as the consideration price of $7.10 paid by Blue Coat for each share of Packeteer common stock outstanding divided by the average Blue Coat stock price for the five trading days prior to the closing date of June 6, 2008.

The fair value of stock awards assumed was determined using a Black-Scholes valuation model with the following assumptions: weighted average expected life of 0.48 years, weighted average risk-free interest rate of 1.99%, expected volatility of 67.03% and no dividend yield. The fair values of unvested Packeteer stock awards will be recorded as operating expense on a straight-line basis over the remaining service periods, while the fair values of vested Packeteer stock awards are included in the total purchase price.

Direct transaction costs include financial advisory, legal and accounting fees and other external costs incurred by Blue Coat and directly related to the acquisition.

Purchase Price Allocation

Pursuant to the Company’s business combinations accounting policy, the total purchase price for Packeteer was allocated to the net tangible assets and intangible assets based upon their estimated fair values as of June 6, 2008, as set forth below. The excess of the purchase price over the net tangible assets and intangible assets was recorded as goodwill. The allocation of the purchase price was based upon a valuation and these estimates and assumptions are subject to change within the purchase price allocation period. The purchase price allocation for Packeteer is as follows (in thousands):

Cash and short-term investments	$67,061
Other tangible assets	64,903
Acquired intangible assets	55,400
Goodwill	149,236
Accounts payable and other liabilities	(38,298)
Deferred revenues	(16,925)
Net non-current deferred income tax liability	(5,219)

Total purchase price allocation	$276,158

Acquired Intangible Assets

In performing the purchase price allocation, the Company considered, among other factors, its intended future use of acquired assets, analyses of historical financial performance and estimates of future performance of Packeteer’s products. The fair values of identified intangible assets were calculated using an income approach and estimates and assumptions provided by both Packeteer and Blue Coat management. The rates utilized to discount net cash flows to their present values were based on a weighted average cost of capital of 13.5%. This discount rate was determined after consideration of the rate of return on debt capital and equity. The following table sets forth the components of identified intangible assets associated with the Packeteer acquisition and their estimated useful lives (in thousands):

	Useful Life	Fair Value
Developed technology and patents	5 years	$20,000
Customer relationships	5 years	35,000
Trade name	2 years	400

Total intangible assets		$55,400

Developed technology is comprised of products that have reached technological feasibility and are part of Packeteer’s product lines, and patents related to the design and development of Packeteer’s products. This proprietary know-how can be leveraged to develop new technology and products and improve the Company’s existing products. Customer relationships represent the underlying relationships with Packeteer’s customers. Trade name represents the fair value of brand and name recognition associated with the marketing of Packeteer’s products and services. Amortization expense for developed technology, patents, and trade name is included in cost of revenue, while amortization expense for customer relationships is included in operating expenses.

Goodwill

Of the total estimated purchase price, approximately $149.2 million was allocated to goodwill. Goodwill represents the excess of the purchase price of an acquired business over the fair value of the underlying net tangible and intangible assets. In accordance with the Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, goodwill resulting from business combinations subsequent to June 30, 2001 is not amortized but instead is tested for impairment at least annually (more frequently if certain indicators are present). In the event that management determines that the value of goodwill has become impaired, the combined company will incur an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made.

Deferred Revenues

In connection with the purchase price allocation, the Company estimated the fair value of the service obligations assumed from Packeteer as a consequence of the acquisition. The estimated fair value of the service obligations was determined using a cost build-up approach. The cost build-up approach determines fair value by estimating the costs relating to fulfilling the obligations plus a normal profit margin. The sum of the costs and operating profit approximates, in theory, the amount that the Company would be required to pay a third party to assume the service obligations. The estimated costs to fulfill the service obligations were based on the historical direct costs and indirect costs related to Packeteer’s service agreements with its customers. Direct costs include personnel directly engaged in providing service and support activities, while indirect costs consist of estimated general and administrative expenses based on normalized levels as a percentage of revenue. The Company recorded $16.9 million of deferred revenue to reflect the estimate of the fair value of Packeteer’s service obligations assumed.

Pre-Acquisition Contingencies

We have evaluated and continue to evaluate pre-acquisition contingencies relating to Packeteer that existed as of the acquisition date. If these pre-acquisition contingencies that existed as of the acquisition date become probable in nature and estimable during the remainder of the purchase price allocation period, amounts recorded for such matters will be made in the purchase price allocation period and, subsequent to the purchase price allocation period, in our results of operations.

Note 3. Recent Financing Activities

On June 2, 2008, the Company issued $80 million in Zero Coupon Convertible Senior Notes (the “Notes”) as well as warrants to purchase an aggregate of 385,356 shares of the Company’s common stock at an exercise price of $20.76 to Manchester Securities Corp. (an affiliate of Elliot Associates, Inc.), Francisco Partners II, L.P. and an affiliate of Francisco Partners II, L.P. in a private placement. The Notes are convertible into 3,853,564 shares of the Company’s common stock at the holders’ option at any time prior to maturity at a conversion price of $20.76. The Notes do not bear interest. The $80 million in proceeds from the private placement were used to fund a portion of the acquisition of Packeteer, Inc. The Notes mature in June of 2013 unless converted into common stock prior to such date.

Note 4. Pro Forma Financial Statement Adjustments

Pro forma adjustments giving effect to the acquisition and the related financing in the unaudited pro forma condensed combined financial statements are as follows:

A.	To record the following adjustments to cash and cash equivalents (in thousands):

Fair Values
To record proceeds from issuance of convertible notes, net of issuance costs	$79,666
To record cash paid for Packeteer common stock after April 30, 2008	(238,779)

Total adjustments to cash and cash equivalents	$(159,113)

B.	Adjustments necessary to record the investments acquired from Packeteer at fair value, which was in excess of their carrying value.

C.	To adjust the net returns reserve for products that will be discontinued as they are duplicative of Blue Coat’s products.

D.	To record inventories purchased as part of the acquisition at estimated selling prices less the sum of costs of disposal and a reasonable profit allowance for the sales effort (in thousands):

	Packeteer Historical Amounts	Fair value	Increase
Inventory	$6,587	$22,416	$15,829

E.	To record the issuance cost of $0.3 million for the convertible notes. The issuance cost will be amortized over five years.

F.	To record the write-off of a pre-payment of $0.1 million for a support contract for an Oracle installation project that will not be placed into service as it would be duplicative.

G.	To record the difference between fair value and the historical carrying amounts of Packeteer property and equipment. The $1.2 million net decrease consisted primarily of a write-down relating to an Oracle installation project that had not yet been placed into service and would be duplicative of the Blue Coat system (in thousands):

	Packeteer Historical Amounts	Fair Values	Decrease
Property and equipment, net	$4,989	$3,806	$(1,183)

H.	To record the following adjustments to goodwill (in thousands):

To eliminate Packeteer’s historical goodwill	$(67,001)
To record estimated goodwill for the Packeteer acquisition	149,236

Total adjustments to goodwill	$82,235

I.	To record the difference between the carrying value and the fair value of Packeteer’s intangible assets acquired and associated amortization expense (in thousands):

	Packeteer Historical Amounts, Net	Fair Values	Increase	Annual Amortization Based On Fair Values	Estimated Useful Life
Developed technology and patents	$3,082	$20,000	$16,918	$4,000	5 years
Customer contracts and relationships	2,981	35,000	32,019	7,000	5 years

Trade name	244	400	156	200	2 years

Total intangible assets	$6,307	$55,400	$49,093	$11,200

Less: total Packeteer historical amortization of intangible assets				$3,787

Total increase in amortization of intangible assets				$7,413

Increased amortization for cost of revenue				1,681
Increased amortization for operating expenses				5,732

Total				$7,413

J.	To eliminate Blue Coat’s prior investment in Packeteer.

K.	To record adjustments of Packeteer’s accrued payroll and related benefits to conform with the Company’s plan.

L.	To adjust Packeteer’s deferred revenue balance to the estimated fair value of the obligation (in thousands):

	Packeteer Historical Amounts	Fair values	Decrease
Deferred revenue, short-term	$26,734	$13,554	$(13,180)
Deferred revenue, long-term	6,648	3,371	(3,277)

Total	$33,382	$16,925	$(16,457)

M.	To record liabilities associated with the restructuring of Packeteer. The $13.5 million was recognized as a liability assumed in the business combination with the corresponding offset recorded to goodwill and consisted of severance of $11.6 million and excess facilities costs of $1.9 million.

N.	To accrue the estimated direct transaction costs of the acquisition of $7.7 million and other accrued liabilities of $3.7 million, including adjustment to current deferred rent of $49,000.

O.	To record the proceeds from the issuance of the convertible notes of $80.0 million, net of warrants issued of $4.1 million.

P.	To record the following adjustments to stockholders’ equity (in thousands):

Fair value of vested Packeteer stock options assumed in connection with the acquisition	$4,631
Warrants issued	4,055
To eliminate Packeteer’s historical stockholders’ equity	(160,567)

Total adjustments to Stockholders’ equity	$(151,881)

Q.	To record the estimated stock-based compensation expense related to the unvested portion of assumed Packeteer stock awards using the straight-line amortization method over the remaining vesting periods (in thousands):

	Packeteer Historical Amounts	Annual Stock-based Compensation Expense Based Upon Fair Values	Decrease In Stock-Based Compensation Expense for Year Ended April 30, 2008
Stock-based compensation

Cost of product	$325	$21	$(291)
Cost of service	696	448	(164)
Research and development	3,231	1,339	(1,490)
Sales and marketing	3,414	1,505	(1,289)
General and administrative	2,954	588	(2,214)

Total	$10,620	$5,172	$(5,448)

R.	To record interest expense and the amortization of issuance costs associated with convertible notes and warrants issued ( in thousands):

	Total Amounts	Life of Convertible Notes	Increase In Interest Expense for Year Ended April 30, 2008
Accretion of the value of the warrants	$3,939	5	$788
Accretion of the value of beneficial conversion feature	$116	5	23
Amortization of the issuance cost associated with the convertible notes	$334	5	67

Total increase in interest expense and issuance cost			$878

S.	To record an increase in depreciation expense of $77,000 as a result of higher fair values assigned to certain of Packeteer’s fixed assets as a result of the acquisition.

T.	To record the pro forma income tax impact at the weighted average estimated income tax rate. The pro forma combined provision for income taxes does not reflect the amounts that would have resulted had Blue Coat and Packeteer filed consolidated income tax returns during the period presented (in thousands):

Year Ended April 30, 2008
Total pro forma adjustments before income taxes	$(1,649)

Estimated provision for income tax rates applicable to pro forma adjustments	30%

Pro forma provision for income taxes adjustment	$495

U.	To record adjustments to the historical carrying amounts of Packeteer’s current and non-current deferred income tax asset and non-current deferred income tax liability.

V.	To record adjustments to historical carrying amounts of Packeteer’s deferred rent, less current portion of $99,000

Note 5. Weighted Average Shares Used in Pro Forma Earnings per Share

Because the potentially issuable common shares associated with the convertible notes and warrants would participate equally in any future dividends, the Two Class Method is used for calculating pro forma basic and diluted earnings per share in accordance with EITF 03-6, Participating Securities and the Two-Class Method under FASB Statement No. 128 “Earnings per Share”. Under this method, the undistributed earnings are allocated based on the contractual participation rights of the common shares as if the earnings for the year had been distributed.

The following table sets forth the computation of pro forma basic and diluted net income per share of Class Participating Securities and Class Common Stock (in thousands, except per share amounts):

	Year Ended April 30, 2008
	Class 1 Participating Securities	Class 2 Common Stock
Pro forma basic net income per share:
Numerator:
Allocation of undistributed earnings	$748	$6,210
Denominator:
Number of shares used in pro forma basic computation		35,179
Add:
Conversion of convertible notes into Class 1: Participating Securities	3,854	—
Conversion of warrants into Class 1: Participating Securities	385	—

Number of shares used in pro forma basic computation	4,239	35,179

Pro forma basic net income per share:	$0.18	$0.18

Pro forma diluted net income per share:
Numerator:
Allocation of undistributed earnings	$668	$6,290
Denominator:
Number of shares used in pro forma dilutive computation	—	39,659
Add: Weighted average effect of dilutive securities
Conversion of convertible notes into Class 1: Participating Securities	3,854	—
Conversion of warrants into Class 1: Participating Securities	385	—
Stock options assumed from Packeteer acquisition - Class 2	—	181	*
Restricted stock units assumed from Packeteer acquisition - Class 2	—	41	*

Number of shares used in pro forma dilutive computation	4,239	39,881

Pro forma diluted net income per share:	$0.16	$0.16

*	The dilutive effect of stock options and restricted stock units assumed from Packeteer are reflected in pro forma diluted net income per share by application of the treasury stock method.